Exhibit 1

NXP Semiconductors Reports Fourth Quarter and

Full-year 2018 Results

EINDHOVEN, The Netherlands, February 7, 2019 – NXP Semiconductors N.V. (NASDAQ: NXPI) today reported financial results for the fourth quarter and full year 2018, ended December 31, 2018.

“NXP delivered greater than 5 percent growth in Auto and Secure Connected Devices, resulting in total revenue of $9.41 billion, an increase of 2 percent year-on-year. Our teams continue to be fully focused on driving our long-term strategy, with a very strong pipeline of innovative solutions and excellent customer traction. However, demand has weakened for the first quarter, primarily in the automotive and industrial end-markets in China.” said Richard Clemmer, NXP Chief Executive Officer.

Key Highlights

•	Fourth-quarter revenue was $2.4 billion, down 2 percent year-on-year;

•	Fourth-quarter GAAP gross margin was 51.7 percent, and GAAP operating margin was 9.3 percent;

•	Fourth-quarter non-GAAP gross margin was 53.1 percent, and non-GAAP operating margin was 30.4 percent;

•	Full-year cash flow from operations was $4.37 billion, with net capex investments of $610 million, resulting in non-GAAP free cash flow of $3.76 billion;

•	In 2018 NXP returned $5.08 billion to shareholders through previously announced share repurchases and dividend payments, reducing our diluted share count by 15 percent or 52 million shares.

Summary of Reported Fourth Quarter and Full-year 2018 ($ millions, unaudited) (1)

	Q4 2018	Q3 2018	Q4 2017	Q - Q	Y - Y	2018	2017	Y - Y
Automotive	$960	$990	$970	-3%	-1%	$3,953	$3,762	5%
Secure Connected Devices (SCD)	$729	$717	$745	2%	-2%	$2,723	$2,587	5%
Secure Interface & Infrastructure (SI&I)	$487	$511	$497	-5%	-2%	$1,792	$1,873	-4%
Secure Identification Solutions (SIS)	$136	$133	$136	2%	0%	$554	$523	6%

High Performance Mixed Signal (HPMS)	$2,312	$2,351	$2,348	-2%	-2%	$9,022	$8,745	3%
Standard Products (STDP)	$—	$—	$—			$—	$118	NM

Product Revenue	$2,312	$2,351	$2,348	-2%	-2%	$9,022	$8,863	2%
Corporate & Other	$91	$94	$108	-3%	-16%	$385	$393	-2%

Total Revenue(i)	$2,403	$2,445	$2,456	-2%	-2%	$9,407	$9,256	2%
GAAP Gross Profit	$1,243	$1,256	$1,242	-1%	0%	$4,851	$4,619	5%
Gross Profit Adjustments (ii)	$(32)	$(39)	$(89)			$(129)	$(306)
Non-GAAP Gross Profit	$1,275	$1,295	$1,331	-2%	-4%	$4,980	$4,925	1%
GAAP Gross Margin	51.7%	51.4%	50.6%			51.6%	49.9%
Non-GAAP Gross Margin	53.1%	53.0%	54.2%			52.9%	53.2%
GAAP Operating Income / (Loss)	$224	$2,211	$210	-90%	7%	$2,710	$2,102	29%
Operating Income Adjustments (ii)	(507)	1,478	(553)			11	(620)
Non-GAAP Operating Income	$731	$733	$763	0%	-4%	$2,699	$2,722	-1%
GAAP Operating Margin	9.3%	90.4%	8.6%			28.8%	22.7%
Non-GAAP Operating Margin	30.4%	30.0%	31.1%			28.7%	29.4%
Additional Information
DIO	102	100	99	2	3
DPO	80	74	92	6	(12)
DSO	30	32	33	(2)	(3)
Cash Conversion Cycle	52	58	40	(6)	12
Channel Inventory (months)	2.4	2.4	2.3	—	0.1
Financial Leverage (iii)	1.4x	1.4x	1.0x	—	0.4x

1.	Additional Information for the Fourth Quarter and Full-year 2018:

i.

Beginning January 1, 2019, NXP will begin to provide supplemental revenue information by end-market, defined as Automotive; Industrial & IoT; Mobile; and Communication Infrastructure & Other. Additionally, NXP will report the net profit—revenue less costs and expenses—associated with its manufacturing service agreements related to previously divested assets in Other Income and Expense. To help investors better understand this supplemental information NXP provided the current and comparable period revenue in both the existing format and the new end market on its investor relations website at www.nxp.com/investor

ii.	For an explanation of GAAP to non-GAAP adjustments, please see “Non-GAAP Financial Measures” on page 2 of this release.

iii.	Financial leverage, is defined as net debt divided by trailing twelve months adjusted EBITDA.

•	During the fourth quarter of 2018 NXP repurchased 5 million shares for a total cost of $393 million.

•	Weighted average number of diluted shares for the three-month period ended December 31, 2018 was 295 million, a reduction of 52 million shares as compared to the fourth quarter of 2017.

•

Cash paid for income taxes related to on-going operations was $29 million. Items not related to on-going operations resulted in additional cash payments of $32 million, which was mainly due to the divestment of the Standard Products business.

Guidance for the First Quarter 2019: ($ millions) (1)

	Guidance Range
	GAAP			Reconciliation	non-GAAP
	Low	Mid	High		Low	Mid	High
Total Revenue	$2,020	$2,090	$2,160	$—	$2,020	$2,090	$2,160
Q-Q	-16%	-13%	-10%		-16%	-13%	-10%
Y-Y	-11%	-8%	-5%		-11%	-8%	-5%
Gross Profit	$1,010	$1,060	$1,112	$(33)	$1,043	$1,093	$1,145
Gross Margin	50.0%	50.7%	51.5%		51.6%	52.3%	53.0%
Operating Income (loss)	$6	$44	$84	$(499)	$505	$543	$583
Operating Margin	0.3%	2.1%	3.9%		25.0%	26.0%	27.0%
Financial income (expense)	$(76)	$(76)	$(76)	$(14)	$(62)	$(62)	$(62)

Note (1) Additional Information:

1.	GAAP Gross Profit is expected to include Purchase Price Accounting (“PPA”) effects, ($16 million); Stock Based Compensation, ($11 million); Restructuring and Other Incidentals, ($6 million);
2.

GAAP Operating Income (loss) is expected to include PPA effects, ($380 million); Stock Based Compensation, ($86 million); Merger related costs ($3 million); Restructuring and Other Incidentals, ($30 million);

3.	GAAP Financial Income (expense) is expected to include Other financial expense ($14 million);
4.	Net cash paid for income taxes related to on-going operations is expected to be approximately ($24 million);
5.	Non-controlling interest is expected to be approximately ($7 million);
6.	Weighted average diluted share count is expected to be approximately 290 million.

NXP has based the guidance included in this release on judgments and estimates that management believes are reasonable given its assessment of historical trends and other information reasonably available as of the date of this release. Please note, the guidance included in this release consists of predictions only, and is subject to a wide range of known and unknown risks and uncertainties, many of which are beyond NXP’s control. The guidance included in this release should not be regarded as representations by NXP that the estimated results will be achieved. Actual results may vary materially from the guidance we provide today. In relation to the use of non-GAAP financial information see the note regarding “Non-GAAP Financial Measures” below. For the factors, risks, and uncertainties to which judgments, estimates and forward-looking statements generally are subject see the note regarding “Forward-looking Statements.” We undertake no obligation to publicly update or revise any forward-looking statements, including the guidance set forth herein, to reflect future events or circumstances.

Non-GAAP Financial Measures

In managing NXP’s business on a consolidated basis, management develops an annual operating plan, which is approved by our Board of Directors, using non-GAAP financial measures. In measuring performance against this plan, management considers the actual or potential impacts on these non-GAAP financial measures from actions taken to reduce costs with the goal of increasing our gross margin and operating margin and when assessing appropriate levels of research and development efforts. In addition, management relies upon these non-GAAP financial measures when making decisions about product spending, administrative budgets, and other operating expenses. We believe that these non-GAAP financial measures, when coupled with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting NXP’s business. We believe that they enable investors to perform additional comparisons of our operating results, to assess our liquidity and capital position and to analyze financial performance excluding the effect of expenses unrelated to operations, certain non-cash expenses and share-based compensation expense, which may obscure trends in NXP’s underlying performance. This information also enables investors to compare financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management.

These non-GAAP financial measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The presentation of these and other similar items in NXP’s non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent, or unusual. Reconciliations of these non-GAAP measures to the most comparable measures calculated in accordance with GAAP are provided in the financial statements portion of this release in a schedule entitled “Financial Reconciliation of GAAP to non-GAAP Results (unaudited).” Please refer to the NXP Historic Financial Model file found on the Financial Information page of the Investor Relations section of our website at www.nxp.com/investor for additional information related to our rationale for using these non-GAAP financial measures, as well as the impact of these measures on the presentation of NXP’s operations.

In addition to providing financial information on a basis consistent with U.S. generally accepted accounting principles (“GAAP”), NXP also provides the following selected financial measures on a non-GAAP basis: (i) Gross profit, (ii) Gross margin, (iii) Research and development, (iv) Selling, general and administrative, (v) Amortization of acquisition-related intangible assets, (vi) Other income, (vii) Operating income (loss), (viii) Operating margin, (ix) Financial Income (expense), (x) adjusted net income, adjusted EBITDA and trailing 12 month adjusted EBITDA, and (xi) free cash flow and free cash flow as a percent of Revenue. The non-GAAP information excludes the amortization of acquisition related intangible assets, the purchase accounting effect on inventory and property, plant and equipment, merger related costs (including integration costs), certain items related to divestitures, share-based compensation expense, restructuring and asset impairment charges, non-cash interest expense on convertible notes, extinguishment of debt, and foreign exchange gains and losses.

Conference Call and Webcast Information

NXP will host a conference call on February 7, 2019 at 8:00 a.m. U.S. Eastern Time (2:00 p.m. Central European Time) to discuss its fourth quarter and full-year 2018 results and provide an outlook for the first quarter of 2019.

Interested parties may join the conference call by dialing 1 – 888 – 603 – 7644 (within the U.S.) or 1 – 484 – 747—6631 (outside of the U.S.). The participant pass-code is 1899219. To listen to a webcast of the event, please visit the Investor Relations section of the NXP website at www.nxp.com/investor. The webcast will be recorded and available for replay shortly after the call concludes.

About NXP Semiconductors

NXP Semiconductors N.V. (NASDAQ: NXPI) enables secure connections and infrastructure for a smarter world, advancing solutions that make lives easier, better, and safer. As the world leader in secure connectivity solutions for embedded applications, NXP is driving innovation in the secure connected vehicle, end-to-end security & privacy, and smart connected solutions markets. Built on more than 60 years of combined experience and expertise, the company has approximately 30,000 employees in more than 30 countries and posted revenue of $9.41 billion in 2018. Find out more at www.nxp.com

Forward-looking Statements

This document includes forward-looking statements which include statements regarding NXP’s business strategy, financial condition, results of operations, and market data, as well as any other statements which are not historical facts. By their nature, forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include the following: market demand and semiconductor industry conditions; the ability to successfully introduce new technologies and products; the end-market demand for the goods into which NXP’s products are incorporated; the ability to generate sufficient cash, raise sufficient capital or refinance corporate debt at or before maturity; the ability to meet the combination of corporate debt service, research and development and capital investment requirements; the ability to accurately estimate demand and match manufacturing production capacity accordingly or obtain supplies from third-party producers; the access to production capacity from third-party outsourcing partners; any events that might affect third-party business partners or NXP’s relationship with them; the ability to secure adequate and timely supply of equipment and materials from suppliers; the ability to avoid operational problems and product defects and, if such issues were to arise, to correct them quickly; the ability to form strategic partnerships and joint ventures and to successfully cooperate with alliance partners; the ability to win competitive bid selection processes to develop products for use in customers’ equipment and products; the ability to successfully establish a brand identity; the ability to successfully hire and retain key management and senior product architects; and, the ability to maintain good relationships with our suppliers. In addition, this document contains information concerning the semiconductor industry and NXP’s business segments generally, which is forward-looking in nature and is based on a variety of assumptions regarding the ways in which the semiconductor industry, NXP’s market segments and product areas may develop. NXP has based these assumptions on information currently available, if any one or more of these assumptions turn out to be incorrect, actual market results may differ from those predicted. While NXP does not know, what impact any such differences may have on its business, if there are such differences, its future results of operations and its financial condition could be materially adversely affected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, NXP does not have any intention or obligation to publicly update or revise any forward-looking statements after we distribute this document, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our SEC filings are available on our Investor Relations website, www.nxp.com/investor or from the SEC website, www.sec.gov

For further information, please contact:

Investors:	Media:
Jeff Palmer	Jacey Zuniga
jeff.palmer@nxp.com	jacey.zuniga@nxp.com
+1 408 518 5411	+1 512 895 7398

NXP Semiconductors

Table 1: Condensed consolidated statement of operations (unaudited)

($ in millions except share data)	Three Months Ended			Full Year
	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	2018	2017
Revenue	$2,403	$2,445	$2,456	$9,407	$9,256
Cost of revenue	(1,160)	(1,189)	(1,214)	(4,556)	(4,637)

Gross profit	1,243	1,256	1,242	4,851	4,619
Research and development	(403)	(433)	(414)	(1,700)	(1,554)
Selling, general and administrative	(251)	(252)	(269)	(993)	(1,090)
Amortization of acquisition-related intangible assets	(364)	(362)	(347)	(1,449)	(1,448)

Total operating expenses	(1,018)	(1,047)	(1,030)	(4,142)	(4,092)
Other income (expense)	(1)	2,002	(2)	2,001	1,575

Operating income (loss)	224	2,211	210	2,710	2,102
Financial income (expense):
Extinguishment of debt	—	—	—	(26)	(41)
Other financial income (expense)	(77)	(119)	(79)	(309)	(325)

Income (loss) before taxes	147	2,092	131	2,375	1,736
Benefit (provision) for income taxes	141	(311)	629	(176)	483
Results relating to equity-accounted investees	1	52	8	59	53

Net income (loss)	289	1,833	768	2,258	2,272
Less: Net income (loss) attributable to non-controlling interests	13	13	15	50	57

Net income (loss) attributable to stockholders	276	1,820	753	2,208	2,215
Earnings per share data:
Net income (loss) per common share attributable to stockholders in $:
Basic	$0.94	$5.64	$2.20	$6.78	$6.54
Diluted	$0.94	$5.60	$2.17	$6.72	$6.41
Weighted average number of shares of common stock outstanding during the period (in thousands):
Basic	293,170	322,533	342,088	325,781	338,646
Diluted	294,947	325,267	347,176	328,606	345,802
Cash dividends declared per share	$0.25	$0.25	—	$0.50	—

NXP Semiconductors

Table 2: Condensed consolidated balance sheet (unaudited)

($ in millions)	As of
	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017
Current assets:
Cash and cash equivalents	$2,789	$1,944	$3,547
Accounts receivable, net	792	845	879
Inventories, net	1,279	1,284	1,236
Other current assets	365	330	382

Total current assets	5,225	4,403	6,044
Non-current assets:
Other non-current assets	545	632	981
Property, plant and equipment, net	2,436	2,394	2,295
Identified intangible assets, net	4,467	4,762	5,863
Goodwill	8,857	8,865	8,866

Total non-current assets	16,305	16,653	18,005
Total assets	21,530	21,056	24,049
Current liabilities:
Accounts payable	999	949	1,146
Restructuring liabilities-current	60	62	74
Accrued liabilities	1,219	1,583	747
Short-term debt	1,107	1,002	751

Total current liabilities	3,385	3,596	2,718
Non-current liabilities:
Long-term debt	6,247	5,354	5,814
Restructuring liabilities	5	9	15
Deferred tax liabilities	450	502	701
Other non-current liabilities	753	790	1,085

Total non-current liabilities	7,455	6,655	7,615
Non-controlling interests	185	172	189
Stockholders’ equity	10,505	10,633	13,527

Total equity	10,690	10,805	13,716
Total liabilities and equity	21,530	21,056	24,049

NXP Semiconductors

Table 3: Condensed consolidated statement of cash flows (unaudited)

($ in millions)	Three Months Ended			Full Year
	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	2018	2017
Cash Flows from operating activities
Net income (loss)	$289	$1,833	$768	$2,258	$2,272
Adjustments to reconcile net income (loss):
Depreciation and amortization	503	497	542	1,987	2,173
Stock-based compensation	93	83	78	314	281
Amortization of discount on debt	11	10	10	42	40
Amortization of debt issuance costs	3	2	3	10	12
Net gain on sale of assets	—	—	(4)	—	(1,615)
Loss on extinguishment of debt	—	—	—	26	41
Results relating to equity accounted investees	(1)	(52)	(8)	(54)	(22)
Changes in deferred taxes	(52)	(50)	(593)	(211)	(797)
Changes in operating assets and liabilities:
(Increase) decrease in receivables and other current assets	51	(31)	(25)	187	31
(Increase) decrease in inventories	5	42	(31)	(65)	(120)
Increase (decrease) in accounts payable and accrued liabilities	(188)	310	82	(129)	225
Decrease (Increase) in other non-current assets	4	(36)	(92)	(22)	(100)
Exchange differences	13	1	5	14	30
Other items	—	6	3	12	(4)

Net cash provided by (used for) operating activities	731	2,615	738	4,369	2,447
Cash flows from investing activities:
Purchase of identified intangible assets	(4)	(18)	(10)	(50)	(66)
Capital expenditures on property, plant and equipment	(170)	(156)	(133)	(611)	(552)
Proceeds from disposals of property, plant and equipment	—	1	1	1	2
Purchase of interests in businesses, net of cash acquired	—	—	—	(18)	—
Proceeds from sale of interests in businesses, net of cash divested	—	127	—	159	2,682
Purchase of available-for-sale securities	(2)	—	—	(9)	—
Proceeds from the sale of securities	2	—	—	2	—
Proceeds from return of equity investment	—	4	—	4	—
Other	—	—	7	—	6

Net cash provided by (used for) investing activities	(174)	(42)	(135)	(522)	2,072
Cash flows from financing activities:
Repayment of Bridge loan	(1,000)	—	—	(1,000)	—
Proceeds from Bridge loan	—	1,000	—	1,000	—
Repurchase of long-term debt	—	—	—	(1,273)	(2,728)
Principal payments on long-term debt	—	—	(4)	(1)	(16)
Proceeds from the issuance of long-term debt	1,997	—	—	1,997	—
Cash paid for debt issuance costs	(12)	(11)	—	(23)	—
Cash paid for terminated acquisition adjustment event	(60)	—	—	(60)	—
Dividends paid to non-controlling interests	—	(54)	—	(54)	(89)
Dividends paid to common stockholders	(74)	—	—	(74)	—
Cash proceeds from exercise of stock options	3	6	129	39	233
Purchase of treasury shares and restricted stock unit withholdings	(424)	(4,550)	(248)	(5,006)	(286)
Cash paid on behalf of shareholders for tax on repurchased shares	(142)	—	—	(142)	—

Net cash provided by (used for) financing activities	288	(3,609)	(123)	(4,597)	(2,886)
Effect of changes in exchange rates on cash positions	—	(1)	2	(8)	20

Increase (decrease) in cash and cash equivalents	845	(1,037)	482	(758)	1,653
Cash and cash equivalents at beginning of period	1,944	2,981	3,065	3,547	1,894

Cash and cash equivalents at end of period	2,789	1,944	3,547	2,789	3,547

Net cash paid during the period for:
Interest	74	7	81	177	245
Income taxes	61	80	67	188	356
Non-cash adjustment related to the adoption of ASC 606:
Receivables and other current assets	—	—	—	(36)	—
Inventories	—	—	—	22	—

NXP Semiconductors

Table 4: Reconciliation of GAAP to non-GAAP Segment Results (unaudited)

($ in millions)	Three Months Ended			Full Year
	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	2018	2017
High Performance Mixed Signal (HPMS)	2,312	2,351	2,348	9,022	8,745
Standard Products	—	—	—	—	118
Corporate and Other	91	94	108	385	393

Total Revenue	$2,403	$2,445	$2,456	$9,407	$9,256

HPMS Revenue	$2,312	$2,351	$2,348	$9,022	$8,745
Percent of Total Revenue	96.2%	96.2%	95.6%	95.9%	94.5%
HPMS segment GAAP gross profit	1,234	1,254	1,228	4,822	4,527
PPA effects	(18)	(19)	(78)	(74)	(268)
Stock based compensation	(12)	(10)	(10)	(39)	(33)
Merger-related costs	(1)	(1)	—	(3)	(1)

HPMS segment non-GAAP gross profit	$1,265	$1,284	$1,316	$4,938	$4,829

HPMS segment GAAP gross margin	53.4%	53.3%	52.3%	53.4%	51.8%
HPMS segment non-GAAP gross margin	54.7%	54.6%	56.0%	54.7%	55.2%
HPMS segment GAAP operating profit	246	240	246	807	656
PPA effects	(384)	(383)	(430)	(1,531)	(1,737)
Restructuring	—	(4)	—	(4)	9
Stock based compensation	(93)	(82)	(77)	(312)	(278)
Merger-related costs	(7)	(23)	(3)	(40)	(10)

HPMS segment non-GAAP operating profit	$730	$732	$756	$2,694	$2,672

HPMS segment GAAP operating margin	10.6%	10.2%	10.5%	8.9%	7.5%
HPMS segment non-GAAP operating margin	31.6%	31.1%	32.2%	29.9%	30.6%

Standard Products Revenu					$118
Percent of Total Revenue					1.3%
Standard Products segment GAAP gross profit					45
Stock based compensation					(1)
Merger-related costs					4

Standard Products segment non-GAAP gross profit					$42

Standard Products segment GAAP gross margin					38.1%
Stamdard Products segment non-GAAP gross margin					35.6%
Standard Products segment GAAP operating profit					31
Stock based compensation					(2)
Merger-related costs					4

Standard Products segment non-GAAP operating profit					$29

Standard Products segment GAAP operating margin					26.3%
Standard Products segment non-GAAP operating margin					24.6%

Corporate and Other Revenue	$91	$94	$108	$385	$393
Percent of Total Revenue	3.8%	3.8%	4.4%	4.1%	4.2%
Corporate and Other segment GAAP gross profit	9	2	14	29	47
PPA effects	(1)	(1)	(1)	(4)	(5)
Restructuring	—	—	—	—	(3)
Stock based compensation	—	(1)	—	(1)	1
Merger-related costs	—	(7)	—	(8)	—

Corporate and Other segment non-GAAP gross profit	$10	$11	$15	$42	$54

Corporate and Other segment GAAP gross margin	9.9%	2.1%	13.0%	7.5%	12.0%
Corporate and Other segment non-GAAP gross margin	11.0%	11.7%	13.9%	10.9%	13.7%
Corporate and Other segment GAAP operating profit	(22)	1,971	(36)	1,903	1,415
PPA effects	(1)	(1)	(1)	(4)	(5)
Restructuring	(1)	(1)	—	(2)	(10)
Stock based compensation	—	(1)	(1)	(2)	(1)
Merger-related costs	(8)	1,937	(29)	1,888	(129)
Other incidentals	(13)	36	(12)	18	1,539

Corporate and Other segment non-GAAP operating profit	$1	$1	$7	$5	$21

Corporate and Other segment GAAP operating margin	-24.2%	2096.8%	-33.3%	494.3%	360.1%
Corporate and Other segment non-GAAP operating margin	1.1%	1.1%	6.5%	1.3%	5.3%

NXP Semiconductors

Table 5: Financial Reconciliation of GAAP to non-GAAP Results (unaudited)

($ in millions except share data)	Three Months Ended				Full Year
	Dec. 31, 2018	Sept. 30, 2018		Dec. 31, 2017	2018	2017
Revenue	$2,403	$2,445		$2,456	$9,407	$9,256
GAAP Gross profit	$1,243	$1,256		$1,242	$4,851	$4,619
PPA effects	(19)	(20)		(79)	(78)	(273)
Restructuring	—	—		—	—	(3)
Stock Based Compensation	(12)	(11)		(10)	(40)	(33)
Merger-related costs	(1)	(8)		—	(11)	(1)
Other incidentals	—	—		—	—	4

Non-GAAP Gross profit	$1,275	$1,295		$1,331	$4,980	$4,925

GAAP Gross margin	51.7%	51.4%		50.6%	51.6%	49.9%
Non-GAAP Gross margin	53.1%	53.0%		54.2%	52.9%	53.2%
GAAP Research and development	$(403)	$(433)		$(414)	$(1,700)	$(1,554)
Restructuring	—	—		—	—	12
Stock based compensation	(36)	(34)		(35)	(133)	(122)
Merger-related costs	(3)	(18)		(1)	(24)	(2)

Non-GAAP Research and development	$(364)	$(381)		$(378)	$(1,543)	$(1,442)

GAAP Selling, general and administrative	$(251)	$(252)		$(269)	$(993)	$(1,090)
PPA effects	(2)	(2)		(5)	(8)	(21)
Restructuring	(1)	(5)		—	(7)	(10)
Stock based compensation	(45)	(38)		(33)	(141)	(126)
Merger-related costs	(11)	(21)		(31)	(78)	(136)
Other incidentals	(13)	(4)		(10)	(21)	(34)

Non-GAAP Selling, general and administrative	$(179)	$(182)		$(190)	$(738)	$(763)

GAAP amortization of acquisition-related intangible assets	$(364)	$(362)		$(347)	$(1,449)	$(1,448)
PPA effects	(364)	(362)		(347)	(1,449)	(1,448)

Non-GAAP amortization of acquisition-related intangible assets	$—	$—		$—	$—	$—

GAAP Other income (expense)	$(1)	$2,002		$(2)	$2,001	$1,575
Restructuring	—	—		—	1	—
Merger-related costs	—	1,961		—	1,961	—
Other incidentals	—	40		(2)	39	1,573

Non-GAAP Other income (expense)	$(1)	$1		$—	$—	$2

GAAP Operating income (loss)	$224	$2,211		$210	$2,710	$2,102
PPA effects	(385)	(384)		(431)	(1,535)	(1,742)
Restructuring	(1)	(5)		—	(6)	(1)
Stock based compensation	(93)	(83)		(78)	(314)	(281)
Merger-related costs	(15)	1,914		(32)	1,848	(139)
Other incidentals	(13)	36		(12)	18	1,543

Non-GAAP Operating income (loss)	$731	$733		$763	$2,699	$2,722

GAAP Operating margin	9.3%	90.4%		8.6%	28.8%	22.7%
Non-GAAP Operating margin	30.4%	30.0%		31.1%	28.7%	29.4%
GAAP Financial income (expense)	$(77)	$(119)		$(79)	$(335)	$(366)
Non-cash interest expense on convertible notes	(11)	(11)		(10)	(44)	(41)
Foreign exchange gain (loss)	(5)	(3)		(3)	(11)	(16)
Extinguishment on debt	—	—		—	(26)	(41)
Other financial expense	(1)	(71	)1)	(11)	(78)	(22)

Non-GAAP Financial income (expense)	$(60)	$(34)		$(55)	$(176)	$(246)

1)

Other financial expense includes one time charges ($60 million) on certain financial instruments and the origination fees ($11 million) related to the $1 billion senior unsecured bridge term credit facility.

NXP Semiconductors

Table 6: Adjusted EBITDA and Free Cash Flow (unaudited)

($ in millions)	Three Months Ended			Full Year
	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	2018	2017
Net Income (loss)	$289	$1,833	$768	$2,258	$2,272

Reconciling items to adjusted net income
Financial (income) expense	77	119	79	335	366
(Benefit) provision for income taxes	(141)	311	(629)	176	(483)
Depreciation	124	119	145	478	611
Amortization	379	378	397	1,509	1,562

Adjusted net income	$728	$2,760	$760	$4,756	$4,328

Reconciling items to adjusted EBITDA
Results of equity-accounted investees	(1)	(52)	(8)	(59)	(53)
Restructuring	1	5	—	6	1
Stock based compensation	93	83	78	314	281
Merger-related costs	15	(1,914)	32	(1,848)	139
Other incidental items 1)	13	(36)	12	(18)	(1,539)

Adjusted EBITDA	$849	$846	$874	$3,151	$3,157

Trailing twelve month adjusted EBITDA	$3,151	$3,176	$3,157	$3,151	$3,157

1) Excluding depreciation property, plant and equipment and amortization of software related to:
Other incidental items	—	—	—	—	(4)

($ in millions)	Three Months Ended			Full Year
	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	2018	2017
Net cash provided by (used for) operating activities	$731	$2,615	$738	$4,369	$2,447

Net capital expenditures on property, plant and equipment	(170)	(155)	(132)	(610)	(550)

Non-GAAP free cash flow	$561	$2,460	$606	$3,759	$1,897
Non-GAAP free cash flow as a percent of Revenue	23%	101%	25%	40%	21%